     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ENCORE WIRE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	75-2274963
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1329 Millwood Road McKinney, Texas	75069
(Address of Principal Executive Offices)	(Zip Code)
ENCORE WIRE CORPORATION 2010 STOCK OPTION PLAN
(Full title of the plan)
Daniel L. Jones
President and Chief Executive Officer
Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(Name and address of agent for service)
(972) 562-9473
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed maximum	Proposed maximum	Amount of
to be registered	registered(1)	offering price per share(2)	aggregate offering price	registration fee(2)
Common Stock, par value $0.01 per share	500,000 shares	$25.37	$12,685,000	$1,472.73

(1)	The number of shares registered is equal to the maximum number of shares issuable by Encore Wire Corporation, a Delaware corporation (the “Registrant”), pursuant to the Encore Wire Corporation 2010 Stock Option Plan (the “Plan”). Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Act”), the offering and sale of shares issuable upon any stock split, stock dividend or similar transaction with respect to these shares are also being registered hereunder.

(2)	Pursuant to Rule 457(c) under the Act, the registration fee for the 500,000 shares available for grants under the Plan is based upon a price of $25.37 per share, the average of the high and low sales prices reported on the NASDAQ Stock Exchange for the Registrant’s common stock on July 12, 2011.

Part I.
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The document(s) containing the information required in Part I of this Form S-8 will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference in Item 3 of Part II of this registration statement, a prospectus that meets the requirements of Section 10(a) of the Act.
Item 2. Registrant Information and Employee Plan Annual Information.
     Encore Wire Corporation (the “Registrant”) will furnish without charge to each Plan participant, upon such participant’s written or oral request, a copy of any document (i) incorporated by reference in Item 3 of Part II of this registration statement or (ii) required to be delivered to employees pursuant to Rule 428(b), other than the exhibits to such document (unless such exhibits are specifically incorporated by reference to the information that is incorporated). The documents incorporated by reference in Item 3 of Part II of this registration statement are incorporated by reference in the Section 10(a) prospectus. Requests must be made to Encore Wire Corporation, Attn: Secretary, 1329 Millwood Road, McKinney, Texas 75069, (972) 562-9473.
Part II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement and shall be deemed a part hereof:
(a)	Annual report on Form 10-K for the year ended December 31, 2010 (filed March 4, 2011);

(b)	Current report on Form 8-K (filed April 28, 2011);

(c)	Current report on Form 8-K (filed May 4, 2011);

(d)	Quarterly report on Form 10-Q for the quarter ended March 31, 2011 (filed May 5, 2011);

(e)	Amendment to current report on Form 8-K (filed May 5, 2011); and

(f)	The description of the common stock, par value $0.01 per share, of the Registrant (“Common Stock”) contained in the registration statement on Form 8-A dated June 4, 1992, including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document, that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Officers and Directors.
     The Certificate of Incorporation of the Registrant (the “Certificate”) provides that to the fullest extent permitted by applicable law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which such director derived an improper benefit.
     The Second Amended and Restated Bylaws of the Registrant (the “Bylaws”) provide that the Registrant will indemnify an officer or director who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in the context of an action by or in the right of the Registrant, the Registrant will only indemnify an officer or director against expenses (including attorneys’ fees) and will not indemnify an officer or director if such person has been adjudged liable for negligence or misconduct in the performance of such person’s duty to the Registrant, unless and only to the extent that a court determines that in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses that the court deems proper.
     If any director or officer of the Registrant has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any such claim, issue or matter therein, the Bylaws require the Registrant to indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Any such indemnification may be made only as authorized in each specific case upon a determination by the disinterested directors, independent legal counsel or the stockholders that indemnification is proper because the indemnitee has met the applicable standard of conduct.
     The Bylaws also provide that the Registrant will advance reasonable expenses, including court costs and attorneys’ fees incurred by a person who was, or is, a witness or who was, or is, named as a defendant or respondent in any threatened, pending or completed action, claim, suit or proceeding, whether civil, criminal, administrative or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding, by reason of the fact that such individual is, or was, a director or officer of the Registrant, or while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, trust, employee benefit plan or other enterprise, upon receipt by the Registrant of an undertaking by or on behalf of such officer or director to repay all such amounts paid or reimbursed by the Registrant if it should ultimately be determined that such person is not entitled to be indemnified by the Registrant. The rights of indemnification and to receive advancement of expenses as provided in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled under the Certificate or any agreement, vote of stockholders or disinterested directors or otherwise.
     The Bylaws and Section 145 of the General Corporation Code of the State of Delaware further authorize the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person.
     The Registrant has also entered into indemnification agreements with each of its directors and officers (each, an “Indemnification Agreement”). Under each Indemnification Agreement, the Registrant agreed to indemnify each director and officer who was, is or becomes involved in any threatened, pending, or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that such director or officer in good faith believes might lead to the foregoing actions, of any nature, as a result of his service to the Registrant, against any and all expenses (including attorneys’ fees) and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, or to be a witness in or to participate in connection with such action. Additionally, the Registrant agreed to advance any and all expenses actually incurred by such director or officer within ten days after the Registrant receives evidence of the incurrence of such expenses.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     The exhibits listed in the accompanying Index to Exhibits are furnished as part of this registration statement.
Item 9. Undertakings.
     The undersigned Registrant hereby undertakes:
     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) to include any prospectus required by section 10(a)(3) of the Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) That, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     (d) The undertaking regarding indemnification of officers and directors is included as part of Item 6, which is incorporated into Item 9 by reference.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McKinney, State of Texas, on the 15th day of July, 2011.

ENCORE WIRE CORPORATION
By:	/s/ Daniel L. Jones
Daniel L. Jones, President and
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS:
     That the undersigned officers and directors of the Registrant do hereby constitute and appoint Daniel L. Jones and Frank J. Bilban, and either of them, their true and lawful attorneys-in-fact and agents or attorney-in-fact and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable the Registrant to comply with the Act and any rules or regulations or requirements of the Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the full power of authority, the powers granted include the full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments (including any post-effective amendments) and supplements thereto, and to any and all instruments or documents filed as part of or in connection with such registration statement, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. The Power of Attorney may be signed in several counterparts.
     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the dates indicated below.
     Pursuant to the requirements of the Act, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated below.

Signature	Title	Date

/s/ Daniel L. Jones Daniel L. Jones	President, Chief Executive Officer and Director (Principal Executive Officer)	July 15, 2011
/s/ Frank J. Bilban Frank J. Bilban	Vice President-Finance, Treasurer, Secretary and Chief Financial Officer (Principal Financial and Accounting Officer)	July 15, 2011

Signature	Title	Date
/s/ Donald E. Courtney Donald E. Courtney	Director	July 15, 2011
/s/ Thomas L. Cunningham Thomas L. Cunningham	Director	July 15, 2011
/s/ William R. Thomas, III William R. Thomas, III	Director	July 15, 2011
/s/ Scott D. Weaver Scott D. Weaver	Director	July 15, 2011
/s/ John H. Wilson John H. Wilson	Director	July 15, 2011

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Legal opinion of Thompson & Knight LLP

23.1	Consent of Ernst & Young LLP

24.1	Power of attorney (included in the signature page of this registration statement).

99.1	Encore Wire Corporation 2010 Stock Option Plan (filed as Appendix A to the Registrant’s Notice and Proxy Statement, filed March 26, 2010, and incorporated herein by reference).

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